United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

the Securities Exchange Act of 1934

x Filed by the Registrant	o Filed by a Party other than the Registrant

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x	Definitive Proxy Statement
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o	Soliciting Material under § 240.14a-12

PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

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March 20, 2015

Dear Public Storage Shareholder:

On behalf of the Board of Trustees of Public Storage, I am pleased to invite you to our 2015 Annual Meeting of Shareholders on Thursday, April 30, 2015, at 1:00 p.m., Pacific Daylight Time, to be held at the Westin Pasadena, located at 191 North Los Robles Avenue in Pasadena, California.

We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet, by telephone or, if you elect to receive printed proxy materials, by mail by following the instructions on the proxy card or the voting instruction card. Of course, even if you vote your shares ahead of time, you may still attend the meeting.

We appreciate your investment in Public Storage and look forward to seeing you at our 2015 Annual Meeting.

Sincerely,

Ronald L. Havner, Jr.
Chairman of the Board,
Chief Executive Officer and President

701 Western Avenue

Glendale, California 91201

NOTICE OF THE 2015 ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

The 2015 Annual Meeting of Shareholders of Public Storage, a Maryland real estate investment trust, will be held at the Westin Pasadena, 191 North Los Robles Avenue, Pasadena, California, 91101, on Thursday, April 30, 2015, 1:00 p.m., Pacific Daylight Time, to consider and act on the following matters:

1.	To elect the eight trustee nominees named in this proxy statement to our Board of Trustees, each for a term of one year or until their successors are elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2015;

3.	To approve, on an advisory basis, our executive compensation; and

4.	To transact any other business that properly comes before the meeting.

The shareholders of record of Public Storage common shares of beneficial interest at the close of business on March 6, 2015 will be entitled to vote at the meeting or any postponements or adjournments thereof.

Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting: This proxy statement and our 2014 Annual Report are available at www.envisionreports.com/psa.

By order of the Board of Trustees,

Lily Yan Hughes
Senior Vice President, Chief Legal Officer and Corporate Secretary

Glendale, California

March 20, 2015

PROXY STATEMENT

2015 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Questions and Answers

Q.	Why did I receive these proxy materials?

A.

We are providing these materials on behalf of the Board of Trustees (the Board) of Public Storage, a Maryland real estate investment trust (the Company or Public Storage) to ask for your vote and to solicit your proxies for use at our 2015 Annual Meeting of Shareholders (the Annual Meeting) to be held on April 30, 2015, or any adjournments or postponements thereof.

We have made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, because you were a shareholder as of March 6, 2015, the record date (the record date) fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting (Notice) and to vote on matters presented at the meeting.

Q.	Why did I receive a Notice instead of a full set of proxy materials?

A.

We are pleased to take advantage of the Securities and Exchange Commission (the SEC) rules that allow us to furnish proxy materials to you on the Internet. These rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Our Annual Report to Shareholders (the Annual Report) includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 25, 2015, excluding exhibits. On or about March 20, 2015, we mailed you a Notice containing instructions on how to access this proxy statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

Q.	When and where is the Annual Meeting being held?

A.	The Annual Meeting will be held on Thursday, April 30, 2015 at 1:00 p.m., Pacific Daylight Time, at the Westin Pasadena, 191 North Los Robles Avenue, Pasadena, California 91101.

Q.	Who is entitled to vote at the Annual Meeting?

A.

If you are a holder of Public Storage’s common stock (the Common Stock) at the close of business on the record date, you may vote the shares of Common Stock that you hold on that date at the Annual Meeting. For all matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote.

Q.	What constitutes a quorum for the Annual Meeting?

A.

If a majority of the shares of Common Stock outstanding on the record date are present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting the conduction of business at the Annual Meeting. As of the record date, we had 172,760,818 shares of Common Stock outstanding and entitled to vote.

We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (broker non-votes) as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Q.	What items will be voted on at the Annual Meeting and what is the required vote?

A.	As a shareholder, you are entitled to vote on the following proposals:

•	Proposal 1 – To elect the eight nominees to the Board of Trustees named in this proxy statement (see page 5);

•	Proposal 2 – To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (see page 22); and

•	Proposal 3 – To approve, on an advisory basis, our executive compensation (see page 44).

For Proposal 1, trustee nominees receiving an affirmative majority of votes cast (i.e., the number of shares cast “for” a trustee nominee must exceed the number of votes cast “against” that nominee) will be elected. Similarly, Proposals 2 and 3 each require an affirmative majority of the votes cast (i.e., the number of shares cast “for” the proposal must exceed the number of votes cast “against” that proposal). We will not count shares that abstain from voting on a particular matter.

Although the advisory vote on executive compensation is non-binding, the Compensation Committee of the Board (the Compensation Committee) will consider and take into account the vote results in making future executive compensation determinations.

Q.	What is the Company’s policy for trustees who do not receive a majority of the votes cast?

A.	If a nominee who is currently serving as a trustee is not re-elected, Maryland law provides that the trustee would continue to serve on the Board as a “holdover” trustee.

Under our bylaws (the bylaws) and Corporate Governance Guidelines and Trustee Code of Ethics (the Corporate Governance Guidelines), each trustee nominee who does not receive the required majority vote for election must submit a resignation. The Nominating/Corporate Governance Committee of our Board (the Nominating/Corporate Governance Committee) would then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date the election results were certified. If a trustee’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board as provided in our bylaws.

Q.	How will proxies be voted at the Annual Meeting?

A.

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•

Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to Proposals 1 and 3 because the New York Stock Exchange (the NYSE) rules treat these matters as non-routine.

•	Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 2 because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum but will otherwise have no effect on the outcome of the vote on Proposals 1 and 3.

If you are a registered shareholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR each of Proposals 1, 2 and 3, and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Q.	How do I cast a vote?

A.	You may vote by any one of the following means:

•

By Internet: Shareholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

By Telephone: If provided on your proxy card or voting instruction card and if you live in the United States or Canada, you may submit proxies by telephone by calling the telephone number indicated on the card and following the instructions. You will need to have the control number that appears on the card available when voting.

•

By Mail: Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•

In person, at the Annual Meeting: Shareholders who hold shares in their name as the shareholder of record may vote in person at the Annual Meeting. Shareholders who are beneficial owners but not shareholders of record may vote in person at the Annual Meeting only with a legal proxy obtained from their broker, trustee or nominee, as applicable.

Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

Q.	How do I vote if I am a participant in the Public Storage 401(k)/Profit Sharing Plan?

A.

If you hold your shares as a participant in the Public Storage 401(k)/Profit Sharing Plan (the 401(k) Plan), your proxy will serve as a voting instruction for the trustee of the 401(k) Plan with respect to the amount of shares of Common Stock credited to your account as of the record date. If you provide voting instructions via your proxy card or voting instruction card with respect to your shares of Common Stock held in the 401(k) Plan, the trustee will vote those shares of Common Stock in the manner specified. The trustee will vote any shares of Common Stock for which it does not receive instructions in the same proportion as the shares of Common Stock for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares.

To allow sufficient time for the trustee to vote your shares of Common Stock, the trustee must receive your voting instructions by 7:00 a.m., Pacific Daylight Time, on April 28, 2015.

Q.	Can I change my mind after I vote?

A.	Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. To revoke your proxy, you must either:

•	file an instrument of revocation with our Corporate Secretary at our principal executive offices, 701 Western Avenue, Glendale, California 91201;

•	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

•	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or

•	if you are a shareholder of record, or you obtain a legal proxy from your broker, trustee or nominee, as applicable, attend the Annual Meeting and vote in person.

If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card, voting instruction card or, if submitted over the Internet, as indicated on the submission.

Q.	Who bears the cost of this proxy solicitation?

A.

We bear all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, electronic transmission and personal interviews.

We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of Common Stock. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials. Alliance Advisors LLC may be retained as our proxy distribution agent, for which they would receive an estimated fee of $1,000 together with normal and customary expenses.

Q.	How can I contact Public Storage’s Transfer Agent?

A.

Please contact Public Storage’s transfer agent, at the phone number or address listed below, with questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account: Computershare Trust Company, N.A., Attn: Shareholder Services, 250 Royall Street, Canton, Massachusetts 02021 (781-575-3120).

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this proxy statement. It contains important information about Public Storage that you should consider prior to casting your vote.

PROPOSAL 1 -

ELECTION OF TRUSTEES

In evaluating potential candidates for service on the Board, our Nominating/Corporate Governance Committee and the Board have and exercise broad discretion to select trustee candidates who will best serve the Board and Public Storage in the current and anticipated business environment. The goal in the vetting and nomination process is to achieve an appropriate balance of knowledge, experience and capability on the Board. The Board, through the Nominating/Corporate Governance Committee, considers the following experience, qualifications, attributes and skills of both potential trustee nominees and existing members of the Board:

—	Senior leadership experience	—	Capital markets/banking
—	Accounting/financial expertise	—	Government
—	Public company board experience	—	Legal and regulatory compliance
—	Industry experience	—	Diversity (gender, race, nationality and other attributes)
—	Operational management
—	International markets

Our trustee nominees have qualifications, skills and experience relevant to our business. Each trustee has experience, mainly at senior executive levels, in other organizations and a majority of the trustees hold or have held directorships at other U.S. public companies. In these positions, our trustees, four of whom, in addition to our CEO, have served as chief executive officers, have demonstrated leadership, intellectual and analytical skills and gained deep experience in management and corporate governance.

About the Trustee Nominees

Our Board of Trustees consists of eight trustees, five of whom are independent. Each nominee is presently a trustee of Public Storage and was previously elected by our shareholders. The Nominating/Corporate Governance Committee recommended and the Board has nominated each of our incumbent trustees for re-election to the Board for the one-year term beginning with our 2015 Annual Meeting, or until their successors, if any, are elected or appointed. We believe that each nominee for election as a trustee will be able to serve if elected.

Nominee	Principal Occupation and Business Experience During the Past Five Years

Ronald L. Havner, Jr. Age 57

Mr. Havner has been Chairman and Chief Executive Officer of Public Storage since August 2011 and November 2002, respectively. Mr. Havner joined Public Storage in 1986 and held a variety of senior management positions. Mr. Havner has been Chairman of the Board of Public Storage’s affiliate, PS Business Parks, Inc. (PSB), since March 1998. Mr. Havner also serves as a director of AvalonBay Communities, Inc. and California Resources Corp. Mr. Havner was the 2014 Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT).

Mr. Havner’s qualifications for the Board include his extensive leadership experience and Company and industry knowledge. As the only trustee who is also a member of the Public Storage executive management team, Mr. Havner provides management’s perspective in Board discussions about the operations and strategic direction of the Company.

Tamara Hughes Gustavson Age 53

Ms. Hughes Gustavson joined the Board in November 2008. She was previously employed by Public Storage from 1983 to 2003, serving most recently as Vice President–Administration. During the past five years, Ms. Gustavson has been engaged in charitable and community activities. Her business experience has included supervising her personal financial and business investments. Ms. Gustavson also serves on the Board of Directors of the USC-CHLA Institute for Pediatric Clinical Research. Ms. Hughes Gustavson is our largest single

Nominee	Principal Occupation and Business Experience During the Past Five Years

shareholder and a member of the Hughes family (the Hughes Family) that collectively owns approximately 15.4% of the Company’s Common Stock. She is the sister of B. Wayne Hughes, Jr., also a trustee, and the daughter of B. Wayne Hughes, Chairman Emeritus and the Company’s Co-Founder.

Ms. Hughes Gustavson’s qualifications for election to the Board include her previous managerial experience at Public Storage and her ongoing investment and charitable board experience.

Uri P. Harkham Age 66

Mr. Harkham is a member of the Compensation Committee, became a member of the Board in March 1993. Since 1978, Mr. Harkham has been the Chief Executive Officer of Harkham Family Enterprises, a real estate firm specializing in buying and rebuilding retail and mixed use real estate throughout Southern California. Until his retirement in 2011, Mr. Harkham was also President and Chief Executive Officer of Harkham Industries, which specialized in the design, manufacture and marketing of women’s clothing under its four labels, Harkham, Hype, Jonathan Martin and Johnny Martin, since its organization in 1974.

Mr. Harkham’s qualifications for election to the Board include his extensive real estate experience and experience with consumer businesses. He also brings to the Board his leadership experience as the Chief Executive Officer of Harkham Industries and Harkham Family Enterprises and his knowledge of international business operations.

B. Wayne Hughes, Jr. Age 55

Mr. Hughes, Jr. became a member of the Board in January 1998. He was employed by Public Storage from 1983 to 2002, serving as Vice President–Acquisitions of Public Storage from 1992 to 2002. Mr. Hughes, Jr. is the founder and an officer of American Commercial Equities, LLC and its affiliates, companies engaged in the acquisition and operation of commercial properties in California. He is the brother of Tamara Hughes Gustavson, also a trustee, and the son of B. Wayne Hughes, Chairman Emeritus and the Company’s Co-Founder. The Hughes Family together owns approximately 15.4% of the Company’s Common Stock.

Mr. Hughes, Jr.’s qualifications for election to the Board include his extensive experience in the real estate industry, including previous management experience at Public Storage. He continues to play an active role in family real estate investment activities and brings that expertise to Board discussions.

Avedick B. Poladian Age 63

Mr. Poladian is Chair of the Audit Committee of our Board (the Audit Committee) and the Nominating/Corporate Governance Committee, and he became a member of the Board in February 2010. Since 2007, Mr. Poladian has been Executive Vice President and Chief Operating Officer for Lowe Enterprises, Inc., a diversified national real estate company that he joined in 2003. Mr. Poladian was with Arthur Andersen from 1974 to 2002 and is a certified public accountant (inactive). He serves as a director of two funds managed by Western Asset Management Funds, a director of Occidental Petroleum Corporation, and a director of California Resources Corp. Mr. Poladian is also a member of the Board of Councilors of the University of Southern California School of Policy, Planning and Development, the Board of Advisors of the Ronald Reagan UCLA Medical Center and the YMCA of Metropolitan Los Angeles.

Mr. Poladian qualifies as one of the Company’s Audit Committee financial experts and provides the Board expert perspective in financial management and analysis. Having served in a senior management position at one of the world’s

Nominee	Principal Occupation and Business Experience During the Past Five Years

largest accounting firms, combined with his experience as Chief Operating Officer and Chief Financial Officer of a diversified real estate company, Mr. Poladian has extensive knowledge of the real estate industry, key business issues, including personnel and asset utilization, in addition to all aspects of fiscal management. Through his experience with other public companies, Mr. Poladian brings valuable insights into our business and corporate governance generally.

Gary E. Pruitt Age 65

Mr. Pruitt is the Lead Independent Trustee of the Board and a member of the Audit Committee and the Nominating/Corporate Governance Committee. He became a member of the Board in August 2006 in connection with the merger of Shurgard Storage Centers, Inc. with Public Storage. Mr. Pruitt retired as Chairman of Univar N.V., a chemical distribution company based in Bellevue, Washington, with distribution centers in the United States, Canada and Europe in November 2010 and retired as Chief Executive Officer in October 2009. He joined Univar in 1978. Previously, Mr. Pruitt was a chartered accountant with Arthur Andersen & Co. from 1973 through 1977. Mr. Pruitt is a member of the Board of Directors of PSB, Itron, Inc. (a global technology company) and Esterline Technologies Corp. (a specialized manufactory company)—all NYSE-listed companies.

Mr. Pruitt’s qualifications for election to the Board include his leadership and financial experience as chairman and chief executive officer of a multi-national company and all the business attributes required of that position, along with operational and manufacturing expertise through his various other management positions held with Univar. Mr. Pruitt’s public accounting financial background qualifies him as one of the Company’s Audit Committee financial experts and provides the Board expert perspective in financial management and analysis. His other public board experiences also provide strategic and global perspectives on our business.

Ronald P. Spogli Age 66

Mr. Spogli is a member of the Compensation Committee and the Nominating/Corporate Governance Committee and he became a member of the Board in February 2010. Mr. Spogli co-founded Freeman Spogli & Co., a private investment firm, in 1983. He served as the United States Ambassador to the Italian Republic and the Republic of San Marino from August 2005 until February 2009. Mr. Spogli is a trustee of Stanford University and of the J. Paul Getty Trust, a member of the Investment Committee of the California Institute of Technology, a director of Grandpoint Capital Inc., a bank holding company, a member of the Board of Directors of SAVE, S.p.A., which operates the Venice Marco Polo Airport, and a member of the Board of Directors of White Bridge Investments, an Italian investment company.

Mr. Spogli’s qualifications for election to the Board include his broad-ranging board and executive responsibilities for a variety of companies engaged in consumer businesses in which the firm of Freeman Spogli & Co. has investments. In addition, Mr. Spogli’s experience in government and international relations provides helpful insight in the European countries where Public Storage has investments.

Daniel C. Staton Age 62

Mr. Stanton is Chairman of the Compensation Committee and a member of the Audit Committee, and he became a member of the Board in March 1999. Mr. Staton founded Staton Capital LLC, an investment and venture capital firm, in 2003 and serves as Chairman and Managing Director. From November 2004 until December 2013, Mr. Staton was the Chairman and Co-Chief Executive Officer of FriendFinder Networks Inc., a print and electronic media Company. Mr. Staton

Nominee	Principal Occupation and Business Experience During the Past Five Years

has served as Chairman and Director of Armour Residential REIT (NYSE: ARR) (Armour) since 2009 and served as President and Chief Executive Officer of Enterprise Acquisition Corp. from its inception in 2007 until its merger with Armour Residential REIT. Mr. Staton has also served as Chairman of the Board of Javelin Mortgage Investment Corp (NYSE: JMI) (Javelin), a mortgage REIT, since 2012.

Mr. Staton’s qualifications for election to the Board include his extensive real estate industry experience. He also brings his leadership, operational and financial experience as Chairman of Armour and Javelin to the Board. Mr. Staton’s extensive financial investment experience qualifies him as one of the Company’s Audit Committee financial experts. His other public board experiences provide strategic and operational perspectives on our business.

YOUR BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR”

THE ELECTION TO THE BOARD OF TRUSTEES OF EACH NOMINEE NAMED ABOVE.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Framework

Our Board has adopted the following corporate governance documents, which establish the framework for our corporate governance and outline the general practices of our Board with respect to Board structure, function and conduct, and Board and committee organization. The Corporate Governance Guidelines are reviewed at least annually by the Nominating/Corporate Governance Committee, which makes recommendations for any changes to the Board.

—	the Corporate Governance Guidelines

—	Charter

—	Bylaws

—	Charters of our standing committees of the Board (the Committee Charters)

—	Business Conduct Standards applicable to our officers and employees (the BCS)

—	Code of Ethics for our senior financial officers (the Code of Ethics)

You can access our current Corporate Governance Guidelines, BCS, Code of Ethics and Committee Charters in the “Investor Relations” section of our website, www.publicstorage.com, or by writing to Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Corporate Secretary.

We will disclose any amendments or waivers to the Code of Ethics on our website or in accordance with SEC and the NYSE requirements.

Board Leadership

 Our Board recognizes that one of its key responsibilities is to determine the optimal leadership structure to provide effective oversight of management. As a result, the Board does not have a policy as to whether the roles of chairman and chief executive officer should be combined or separated. Rather, the Board believes that Public Storage shareholders are best served by the Board having flexibility to consider the relevant facts and circumstances when a chairman is elected to ensure that the Board leadership structure best reflects the needs of the Company at that time.

 As such, in August 2011 when the Board elected Ronald L. Havner, Jr. as Chairman of the Board following the retirement of B. Wayne Hughes, the Company’s co-founder, chief executive officer and chairman as a result of Mr. Hughes having reached the mandatory retirement age for Board members, the Board determined to combine the roles of chairman and chief executive officer in large part on the experience and qualifications of Mr. Havner. The Board also considered that many advantages of separating the roles of chairman and chief executive officer could be met in significant part by the appointment of a “Lead Independent Trustee” for the Board (as discussed below).

Independent Lead Trustee

As discussed above, our Board established the position of Lead Independent Trustee in 2011 to provide for an independent leadership role on the Board when the roles of chairman and chief executive officer are combined. We describe more fully the role of the Lead Independent Trustee in our Corporate Governance Guidelines. Among other things, the Lead Independent Trustee presides at all executive sessions of the non-management trustees and the independent trustees.

Our Lead Independent Trustee is Gary Pruitt who was re-appointed in 2014 and will serve in that capacity for a three-year term, expiring in November 2017.

Chairman Emeritus

Following his retirement as Chairman, Mr. Hughes continued to serve as Chairman Emeritus and Co-Founder in 2014, which enabled the Board to continue to avail itself of his wisdom, judgment and experience. Mr. Hughes attended selected Board meetings and participated in discussions on various matters although he was not entitled to vote upon any such matters or otherwise have any duties or liabilities of a trustee under law.

Consulting Arrangement.    Pursuant to a consulting arrangement approved by the Compensation Committee and by the disinterested trustees in March 2004, Mr. Hughes (1) agreed to be available for up to 50 partial days a year for consulting services, (2) receives compensation of $60,000 per year and the use of a Company car and (3) is provided with the services of an executive assistant at the Company’s headquarters. This consulting arrangement was extended in 2014 through December 31, 2015.

Board Responsibilities and Oversight of Risk Management

Our Board is responsible for overseeing our Company-wide approach to major risks and our policies for assessing and managing these risks. Our Board regularly receives presentations from management on areas of risks facing our business. Our Board and management actively engage in discussions about these potential and perceived risks to the business.

In addition, three standing Board committees assist our Board in its oversight responsibilities. These committees have assigned areas of oversight responsibility for different matters, as more fully described in the Committee charters and as required by the NYSE.

Our Audit Committee assists in the Board’s oversight of the integrity of our financial statements and risks and exposures related to financial matters, tax, accounting, disclosure and internal controls over financial reporting. Our Audit Committee is also responsible for considering the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee also considers our Company policies on risk assessment and risk management.

Our Compensation Committee oversees the compensation of our chief executive officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without taking undue risks.

Our Nominating/Corporate Governance Committee focuses on risks associated with trustee and management succession planning, corporate governance and overall Board effectiveness.

These three Board committees also hear reports from members of management, which help each committee to understand and discuss risk identification and risk management. The chair of each of the Board’s standing committees reports on the discussion to the full Board at the following Board meeting. All trustees have access to members of management if a trustee wishes to follow up on items discussed outside the Board meeting.

Board Meetings and Attendance

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. The non-management trustees generally meet in executive session without the presence of management following each regularly scheduled board meeting. The sessions are designed to encourage open Board discussion of any matter of interest without the chief executive officer or any other members of management present.

In 2014, the Board held six meetings. Each trustee attended at least 80% of the Board meetings held or, if a member of a committee of the Board, 100% of the meetings held by both the Board and all committees of the Board on which the trustee served. Seven of the Board’s eight trustees attended the 2014 annual meeting of shareholders.

Board Orientation and Education

Each new trustee participates in an orientation program and receives material and briefings concerning our business, industry, management and corporate governance policies and practices. We provide continuing education for all trustees through board materials and presentations, discussions with management and the opportunity to attend external board education programs. In addition, all Board members have access to resources of the National Association of Corporate Directors through a Company membership.

Trustee Independence

Our Board evaluates the independence of each trustee annually based on information supplied by trustees and the Company and on the recommendations of the Nominating/Corporate Governance Committee. In making its determinations, our Board also considers the standards for independence set forth in the NYSE rules. A trustee qualifies as independent unless the Board determines that the trustee has a material relationship with Public Storage, based on all relevant facts and circumstances, subject to the NYSE rules. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Based on its review in February 2015, the Nominating/Corporate Governance Committee recommended to the Board and the Board determined that:

—

Other than Tamara Hughes Gustavson, B. Wayne Hughes, Jr. and Ronald L. Havner, Jr., each member of the Board (including each member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee) is independent under the rules of the NYSE;

—

Each member of the Audit Committee meets the additional independence requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the Exchange Act) and the SEC’s rules thereunder;

—	Each member of the Compensation Committee meets the NYSE’s heightened independence requirements for compensation committee members; and

—

Each member of the Compensation Committee qualifies as a “non-employee” director for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section  162(m) of the Internal Revenue Code of 1986, as amended (the Code).

Committees of the Board of Trustees

Our Board has three standing committees: the Audit Committee, the Nominating/Corporate Governance Committee and the Compensation Committee. These standing committees, the committee members and the number of meetings held in 2014 are described below.

Each of the standing committees operates pursuant to a written charter, which can be viewed at our website in the “Investor Relations” section of our website, www.publicstorage.com, and will be provided in print to any shareholder who requests a copy by writing to the Corporate Secretary.

Audit Committee

The primary functions of our Audit Committee, as set forth in its charter, are to assist our Board in fulfilling its responsibilities for oversight of:

— the integrity of the Company’s financial statements;
— compliance with legal and regulatory requirements;
— the qualifications, independence and performance of the independent registered public accounting firm; and
— the scope and results of internal audits, the Company’s internal controls over financial reporting and the performance of the Company’s internal audit function.

Among other things, our Audit Committee appoints, evaluates and determines the compensation of our independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; approves all other services and fees performed by our independent registered public accounting firm; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews its charter and performance.

Our Board has separately determined that each member of the Audit Committee meets the financial literacy and independence standards of the NYSE rules, and qualifies as an audit committee financial expert within the meaning of the rules of the SEC and the NYSE.

Compensation Committee

The primary functions of our Compensation Committee, as set forth in its charter, are to:

—    determine, either as a committee or together with other independent trustees, the compensation of the Company’s chief executive officer;

—    determine the compensation of other executive officers;

—    administer the Company’s equity and incentive plans;

—    review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and to recommend to the Board inclusion of the CD&A in the Company’s Form 10-K and proxy statement;

— provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the Company’s annual proxy statement;
— produce the Compensation Committee Report for inclusion in the annual proxy statement;
— review with management its annual assessment of potential risks related to compensation policies and practices applicable to all employees;
— oversee the advisory shareholder votes on the Company’s executive compensation programs and policies and the frequency of such votes, and
— evaluate its performance annually.

Our Compensation Committee also periodically reviews compensation of non-management trustees and makes recommendations to the full Board, who determines the amount of such compensation.

During 2014, our Compensation Committee made all compensation decisions for our executive officers, including the named executive officers (the named executive officers), as set forth in the Summary Compensation Table below.

Additionally, during 2014, our Compensation Committee engaged in an extensive and detailed review and conducted a series of robust discussions on the appropriate level of Board compensation to ensure the Company is competitive with market practices, which led to the Compensation Committee recommending to the Board a change in compensation. This change is more fully discussed below under “Trustee Compensation in 2014.”

Our Compensation Committee has the authority to delegate any of its authority or responsibilities to individual members of the Compensation Committee or a subcommittee of the Compensation Committee. However, the Compensation Committee did not delegate any of its responsibilities during 2014. Our Compensation Committee also has the sole authority to retain outside compensation consultants for advice but did not do so in 2014; instead, the Company relies on publicly available information for information about senior executive compensation at similar companies.

Compensation Committee Interlocks and Insider Participation.  No executive officer of Public Storage served on the compensation committee or board of any other entity which has an executive officer who also served on the Compensation Committee or Board of Trustees of Public Storage at any time during 2014 and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.

Oversight of Compensation Risks.  With respect to consideration of risks related to compensation, the Compensation Committee annually considers a report from management concerning its review of potential risks related to compensation policies and practices applicable to all employees. Most recently, in February 2015, the Compensation Committee considered the Annual Report and also considered and discussed with management management’s conclusion that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

In connection with preparing the report for the Compensation Committee’s consideration, members of our senior management team, including our chief executive officer and senior vice president for human resources, reviewed the target metrics for all of our employee incentive compensation plans. At the completion of the review, management and the Compensation Committee concluded that the incentive compensation plans did not create undue risks for the Company. As a result, we believe there is little motivation or opportunity for employees to take undue risks to earn incentive compensation awards.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee, as set forth in its charter, are to:

—    identify, evaluate and make recommendations to the Board for trustee nominees for each annual shareholder meeting or to fill any vacancy on the Board;

—    develop and review and assess the adequacy of the Corporate Governance Guidelines on an ongoing basis and recommend to the Board any changes; and

—    oversee the annual Board assessment of Board performance.

Other duties and responsibilities of our Nominating/Corporate Governance Committee include periodically reviewing the structure, size, composition and operation of the Board and each Board committee; recommending assignments of trustees to Board committees; conducting a preliminary review of trustee independence; periodically evaluating trustee compensation and recommending to the Board any changes in trustee compensation; overseeing trustee orientation; periodically evaluating risks associated with trustee and management succession planning, corporate governance and overall Board effectiveness; and annually evaluating its charter and performance.

Trustee Qualifications.  Our Nominating/Corporate Governance Committee is responsible under our Corporate Governance Guidelines for reviewing with the Board the skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes trustees’ qualifications as independent and consideration of skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision and experience, all in the context of an assessment of the perceived needs of the Board at that time.

Our Board has delegated to the Nominating/Corporate Governance Committee responsibility for recommending to the Board new trustees for election. Although the Nominating/Corporate Governance Committee does not have and does not believe there is a need for a formal policy concerning diversity, it seeks to ensure that a diversity of different experience and viewpoints are represented on the Board and is also guided by the principles set forth in the Nominating/Corporate Governance Committee’s charter.

We do not have any other policies or guidelines that limit the selection of trustee candidates by the Nominating/Corporate Governance Committee, and the Nominating/Corporate Governance Committee and the Board have and continue to exercise broad discretion to select trustee candidates who will best serve the Board and Public Storage in the current and anticipated business environment.

Communications with the Board

We provide a process by which shareholders and interested parties may communicate with our Board. Communications to our Board should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Corporate Secretary. Communications that are intended for a specified individual Board member or group of Board members should be addressed c/o Corporate Secretary at the above address and will be forwarded to the Board member(s).

Compensation of Trustees

General Compensation Arrangements. Compensation for non-management trustees who are not officers or employees of Public Storage or an affiliate (currently, all trustees other than Ronald L. Havner, Jr.) is set by the Board after consideration of the recommendations of the Compensation Committee. The Board has approved the mix of cash and equity compensation described below.

Retainers. Retainers are paid quarterly in cash and are pro-rated when a trustee joins the Board (or in the case of the Lead Independent Trustee, when an appointment is made) other than at the beginning of a calendar year. Following an evaluation in 2014 of the Company’s trustee compensation policies, which had been in effect without change since 2007, the Board, following the recommendation of the Compensation Committee, increased the annual retainer to $120,000. The Board believes this increase is advisable and in the best interests of the Company to ensure that it remains able to attract and retain the best possible trustees. During 2014, non-management trustees were entitled to receive the following annual retainers for Board service:

Annual Retainer

Board member	$120,000
Lead Independent Trustee supplemental retainer	$20,000
Audit Committee Chair’s supplemental retainer	$10,000
Other standing Committee Chairs’ supplemental retainer	$5,000
Committee Member	$7,500

Equity Awards. Each new non-management trustee is, upon the date of his or her initial election by the Board or the shareholders to serve as a trustee, granted a non-qualified stock option to purchase 15,000 shares of Common Stock, which vests in three equal annual installments based on continued service.

Annually, each trustee, other than Ronald L. Havner, Jr., receives a non-qualified stock option to acquire 5,000 shares of Common Stock, which vests in three equal annual installments based on continued service. The annual grants are made immediately following the annual meeting of shareholders at the closing price for the Common Stock on the NYSE on such date.

Trustee Compensation in Fiscal 2014

The following table presents the compensation provided by the Company to our non-management trustees for the fiscal year ended December 31, 2014:

Name (a)	Fees Earned or Paid in Cash ($)	Option Awards ($)(b)(c)	Total ($)

Tamara Hughes Gustavson	$100,000	$96,450	$196,450
Uri P. Harkham	$107,500	$96,450	$203,950
B. Wayne Hughes, Jr.	$100,000	$96,450	$196,450
Avedick B. Poladian	$130,000	$96,450	$226,450
Gary E. Pruitt	$135,000	$96,450	$231,450
Ronald P. Spogli	$115,000	$96,450	$211,450
Daniel C. Staton	$120,000	$96,450	$216,450

(a)

Ronald L. Havner, Jr., our Chairman, Chief Executive Officer and President, does not receive any compensation for his service as a trustee. Mr. Havner’s compensation as Chairman, Chief Executive Officer and President of Public Storage is described beginning on page 25.

(b)

Reflects the fair value of the grant on May 1, 2014 of a stock option to acquire 5,000 shares of Common Stock. For a more detailed discussion of the assumptions used in the calculation of these amounts, refer to Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K.

(c)

As of December 31, 2014, each non-management trustee on such date had the following number of options outstanding: Tamara Hughes Gustavson: 45,000, of which 34,999 are fully vested and exercisable; Uri P. Harkham: 32,500, of which 22,499 are fully vested and exercisable; B. Wayne Hughes, Jr.: 42,500, of which 32,499 are fully vested and exercisable; Avedick B. Poladian: 40,000, of which 29,999 are fully vested and exercisable; Gary E. Pruitt: 40,000, of which 29,999 are fully vested and exercisable; Ronald P. Spogli: 15,000, of which 4,999 are fully vested and exercisable; and Daniel C. Staton: 16,667, of which 6,666 are fully vested and exercisable.

Stock Ownership Guidelines

The Board implemented stock ownership guidelines effective March 17, 2015. Each executive officer and trustee is expected to beneficially own Common Stock equal in market value to a specified multiple of his or her annual base salary or annual cash retainer, as applicable. The guideline for the Chief Executive Officer is five times his or her base salary and for the other executive officers is three times his or her base salary. The guideline for each non-management trustee is three times the annual cash retainer or $360,000. Each executive officer and non-management trustee has five years from the date of hire or election to attain his or her ownership target.

Only shares of Common Stock owned by the executive or non-management trustee, shares of Common Stock owned jointly by the executive and the executive or trustee’s spouse, shares owned by his/her spouse or beneficially for his/her children or in the 401(k) Plan are counted for determining compliance with these guidelines. Unvested time-based RSUs and in-the-money value of vested options are NOT counted for determining compliance with these guidelines. The Nominating/Corporate Governance Committee administers these stock ownership guidelines and may modify their terms and grant hardship exceptions in its discretion. As of the date of this proxy statement, all of our non-management trustees other than one trustee exceeded his/her stock ownership requirement. Our Chief Executive Officer and all of our other named executive officers who have been with the Company at least five years exceeded his/her stock ownership requirement.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the dates indicated with respect to persons known to us to be the beneficial owners of more than 5% of the outstanding shares of Common Stock:

Share Ownership of 5% or Greater Beneficial Owners

	Common Shares Beneficially Owned
Name and Address	Number of Shares	Percent of Class
B. Wayne Hughes (1)	1,666,800	0.9%
B. Wayne Hughes, Jr. (1)	6,454,047	3.7%
Tamara Hughes Gustavson (1)	18,549,872	10.7%
B. Wayne Hughes, Jr. and Tamara Hughes Gustavson (1)	11,348	—
Total	26,682,067	15.4%

Vanguard Specialized Funds – Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355 (2)	10,892,918	6.3%

BlackRock, Inc. 55 East 52 Street New York, NY 10022 (3)	13,128,373	7.6%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (4)	19,195,222	11.1%

(1)

This information is as of March 2, 2015. B. Wayne Hughes, B. Wayne Hughes, Jr. and Tamara Hughes Gustavson have filed a joint Schedule 13D, as amended most recently on March 13, 2012, to report their collective ownership of shares of Common Stock and may constitute a “group” within the meaning of section 13(d) (3) of the Exchange Act, although each of these persons disclaims beneficial ownership of the shares of Common Stock owned by the others. The address for the Hughes Family is 701 Western Avenue, Glendale, California 91201. The number of shares of Common Stock owned also reflects transactions reported on Forms 4 since the most recent Schedule 13D amendment was filed.

(2)

This information is as of December 31, 2014 and is based on a Schedule 13G/A filed on February 6, 2015 by Vanguard Specialized Funds to report that it has sole voting power with respect to 10,892,918 shares of Common Stock.

(3)

This information is as of December 31, 2014 and is based on a Schedule 13G/A filed on January 26, 2015 by BlackRock, Inc. to report that it (including affiliates) has sole voting with respect to 11,880,854 shares of Common Stock and sole dispositive power with respect to 13,128,373 shares of Common Stock.

(4)

This information is as of December 31, 2014 and is based on a Schedule 13G/A filed on February 10, 2015 by The Vanguard Group to report that it (including affiliates) has sole voting power with respect to 452,332 shares of Common Stock, shared voting power with respect to 117,826 shares of Common Stock, sole dispositive power with respect to 18,820,720 shares of Common Stock and shared dispositive power with respect to 374,502 shares of Common Stock.

The following table sets forth information as of March 2, 2015 concerning the beneficial ownership of shares of Common Stock by each of our trustees, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated persons who were executive officers of the Company on December 31, 2014 and all trustees and named executive officers as a group. Except as otherwise indicated and subject to applicable community property and similar statutes, each trustee and named executive officer has sole voting and investment power over his or her shares.

Share Ownership of Trustees and Management

Name	Common Shares Beneficially Owned(1)	Percent of Class (1)
Ronald L. Havner, Jr.	407,069 (2)	*
Tamara Hughes Gustavson	18,596,219 (3)	10.8%
Uri P. Harkham	48,623	*
B. Wayne Hughes, Jr.	6,497,894 (4)	3.8%
Avedick B. Poladian	29,999	*
Gary E. Pruitt	31,349	*
Ronald P. Spogli	4,999	*
Daniel C. Staton	40,351	*
John Reyes	595,788	*
David F. Doll	41,939	*
Candace N. Krol	27,201	*
Shawn L. Weidmann	47,301	*
All trustees and executive officers as a group	26,368,732 (2)(3)(4)(5)	15.3%
(12 persons)

* Less than 1%

(1)

Represents shares of Common Stock beneficially owned as of March 2, 2015 and includes RSUs which vest, and options to purchase shares of Common Stock exercisable, within 60 days of March 2, 2015 as follows: RSUs— D. Doll, 625; C. Krol, 938; J. Reyes, 1,250; stock options—R. Havner, 326,000 shares; T. Gustavson, 34,999 shares; U. Harkham, 14,999 shares; B. Hughes, Jr., 32,499 shares; A. Poladian, 29,999 shares; G. Pruitt, 29,999 shares; R. Spogli, 4,999 shares; D. Staton, 6,666 shares; D. Doll, 22,500 shares; C. Krol, 5,000 shares; J. Reyes, 525,000 shares; S. Weidmann, 44,100 shares.

(2)	Mr. Havner’s holdings held in a joint account with Mr. Havner’s spouse, other than shares of Common Stock in 401(k) accounts or IRAs, are held in a margin brokerage account.

(3)

Includes 1,037,080 shares of Common Stock held of record or beneficially by Ms. Gustavson’s spouse, 5,500 shares of Common Stock held by Ms. Gustavson and her spouse and 375,000 shares of Common Stock held by Ms. Gustavson’s son. Includes 11,348 shares of Common Stock held jointly by Ms. Gustavson and Mr. Hughes, Jr. as to which they share investment power.

(4)

Includes 118,475 shares of Common Stock held of record or beneficially by Mr. Hughes, Jr.’s spouse or their children as to which they have investment power, 8,105 shares of Common Stock held jointly by Mr. Hughes, Jr. and his spouse as to which they share investment power and includes 11,348 shares of Common Stock held jointly by Mr. Hughes, Jr. and Ms. Hughes Gustavson as to which they share investment power. Also includes 1,015,000 shares of Common Stock (approximately 15.7% of his shares of Common Stock) held by B. Wayne Hughes, Jr. that Mr. Hughes, Jr. informed us have been pledged to an institutional lender as security.

(5)

Includes shares of Common Stock held of record or beneficially by members of the immediate family of executive officers of the Company and shares represented by units credited to the accounts of the executive officers of Public Storage that are held in the 401(k) Plan.

Policy Regarding Pledging of Shares

Our insider trading policy discourages (but does not prohibit) the pledging of shares of Common Stock by insiders. We have considered whether the pledges of shares of Common Stock by Mr. Hughes, Jr. in light of the Company’s insider trading policy and the position of Institutional Shareholder Services (ISS), which believes that pledges of shares of Common Stock by insiders may adversely affect shareholders if the insiders are forced to sell their shares of Common Stock.

We believe the existing pledge arrangements do not present a significant risk of lender foreclosure or an unexpected sale of large volumes of Common Stock in the open market. Our Board also believes that these arrangements are unlikely to result in ownership changes and that Mr. Hughes, Jr. owns a greater number of shares of Common Stock that are not pledged. Additionally, Mr. Hughes, Jr.’s program of pledging shares of Common Stock generally predates the ISS’ anti-pledging policy, the number of shares of Common Stock pledged by the Hughes Family trustees has decreased substantially over the past several years (including by over 46% in the last 12 months) and that the pledges are not part of a hedging strategy. Our Board also recognized that the ability of Mr. Hughes, Jr. to maintain his existing pledging arrangement permits him to pursue his outside business interests without the need to sell Company shares to raise additional capital.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our trustees and executive officers, and persons who own more than 10% of any registered class of our equity securities, to file with the SEC initial reports of beneficial ownership of Public Storage’s equity securities on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. As a matter of practice, we typically assist our executive officers and trustees with these matters and file these reports on their behalf.

Based solely on a review of reports we filed on behalf of our trustees and executive officers, and written representations from these individuals that no other reports were required, one report on Form 4 was filed untimely on behalf of B. Wayne Hughes, Jr. reporting two transactions. We believe that during 2014 all other reports on behalf of our trustees and executive officers were filed on a timely basis under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Approval Policies and Procedures

With respect to transactions involving our trustees, the Code of Ethics provides for review by the Board of related party transactions that might present possible conflicts of interest. The Nominating/Corporate Governance Committee reviews related party transactions involving Board members pursuant to the Code of Ethics. Before undertaking a related party transaction, trustees are requested to submit information to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee considers the matters submitted to it and makes a recommendation to the Board with respect to any action to be taken. The trustee with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Our executive officers who are not also trustees are subject to our Company-wide BCS. Under the BCS, executive officers are required to discuss and seek pre-approval of the chief executive officer of any potential conflicts of interest, which include, among other interests, financial relationships or associations where an executive’s personal interest may conflict with ours. In reviewing a conflict of interest, the chief executive officer may consult with the chief legal officer. In addition, the Audit Committee reviews on an ongoing basis related party transactions involving our executive officers and trustees and PSB that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements or proxy statement.

Relationships and Transactions with the Hughes Family

B. Wayne Hughes, our Chairman Emeritus and the Company’s Co-Founder, and the Hughes Family have ownership interests in, and operate, approximately 54 self-storage facilities in Canada under the name “Public Storage” (PS Canada) pursuant to a non-exclusive, royalty-free trademark license trademark agreement with Public Storage. We currently do not own any interests in these facilities nor do we own any facilities in Canada. We have a right of first refusal to acquire the stock or assets of the corporation that manages the 54 self-storage facilities in Canada if the Hughes Family or the corporation agrees to sell them.

Public Storage reinsures risks relating to loss of goods stored by tenants in the self-storage facilities in Canada. During 2014, we received approximately $0.5 million in reinsurance premiums attributable to the Canadian facilities. Our right to provide tenant reinsurance to the Canadian facilities may be qualified because there is no assurance that these premiums will continue.

Management Agreement with PSB

PSB manages certain of the commercial facilities that we own pursuant to management agreements for a management fee equal to 5% of revenues. Public Storage paid a total of $0.7 million in management fees with respect to PSB’s property management services in 2014. At December 31, 2014, we had recorded amounts owed to PSB of $0.2 million for management fees and certain other operating expenses related to the managed facilities paid by PSB on our behalf. These amounts are the result of a time lag between PSB’s paying such expenditures and being reimbursed by us.

PSB owns certain commercial facilities that include self-storage space. We are managing this self-storage space for PSB for a management fee equal to 6% of revenues generated by the self-storage space. We recorded management fees with respect to these facilities of approximately $0.1 million for the year ended December 31, 2014.

Cost Sharing Arrangements and Common Board Members with PSB

Pursuant to a cost-sharing and administrative services agreement, PSB reimburses Public Storage for certain administrative services. PSB’s share of these costs totaled approximately $0.5 million for the year ended December 31, 2014.

Ronald L. Havner, Jr., Chairman, Chief Executive Officer and President of Public Storage, is also Chairman of the Board of Directors of PSB. Gary E. Pruitt, a trustee of Public Storage, is a member of the Board of Directors of PSB.

PROPOSAL 2 -

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Trustees has appointed Ernst & Young LLP (E&Y) as the independent registered public accounting firm for Public Storage for the fiscal year ending December 31, 2015. The Audit Committee also recommended that the Board submit the appointment of E&Y to the Company’s shareholders for ratification.

Although we are not required to seek shareholder ratification of the appointment of E&Y as the independent registered public accounting firm, Public Storage is asking its shareholders to do so because it believes that shareholder ratification of the appointment is a matter of good corporate practice. Ratification of the appointment of E&Y requires approval by a majority of the votes cast at the meeting. For these purposes, an abstention or broker non-vote will not be treated as a vote cast. If the shareholders do not ratify the appointment of E&Y, the Audit Committee will reconsider whether or not to retain E&Y as the independent registered public accounting firm for Public Storage, but may determine to do so. Even if the appointment of E&Y is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Public Storage and its shareholders.

Representatives of E&Y, the independent registered public accounting firm for Public Storage since its organization in 1980, will be in attendance at the 2015 Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate shareholder inquiries.

Fees Billed to the Company by Ernst & Young LLP for 2014 and 2013

The following table shows the fees billed or expected to be billed to Public Storage by E&Y for audit and other services provided for fiscal 2014 and 2013:

	2014	2013

Audit Fees (a)	$992,000	$1,017,000
Audit-Related Fees (b)	$41,000	$39,000
Tax Fees (c)	$320,000	$391,000

Total	$1,353,000	$1,447,000

(a)

Audit fees represent fees for professional services provided in connection with the audits of Public Storage’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in Public Storage’s quarterly reports on Form 10-Q and services in connection with the Company’s registration statements and securities offerings.

(b)	Audit-related fees represent professional services for auditing the 401(k) Plan financial statements.

(c)

During 2014 and 2013, tax fees included $71,000 and $148,000, respectively, for preparation of federal and state income tax returns for Public Storage and its consolidated entities and $249,000 and $243,000, respectively, for various tax consulting matters.

In 2014, our Audit Committee pre-approved all services performed for us by E&Y.

Audit Committee Report

The Audit Committee’s responsibilities include appointing the Company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the Company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the Company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

In connection with its oversight responsibilities related to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, the Audit Committee met with management and E&Y, the Company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. The Audit Committee discussed with E&Y matters required to be discussed by the Public Company Accounting Oversight Board (the PCAOB) Auditing Standard No. 16, Communications with Audit Committees, as modified or supplemented. The Audit Committee also discussed with E&Y the overall scope and plans for the annual audit, the results of their examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

E&Y also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the PCAOB, and the Audit Committee discussed with E&Y E&Y’s independence. In addition, the Audit Committee has considered whether E&Y’s provision of non-audit services to the Company and its affiliates is compatible with E&Y’s independence.

The Audit Committee met with representatives of management, the internal auditors, legal counsel and E&Y on a regular basis throughout the year to discuss the progress of management’s testing and evaluation of the Company’s system of internal control over financial reporting in response to the applicable requirements of the Sarbanes-Oxley Act of 2002 and related SEC regulations. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee received from E&Y its attestation report on the Company’s internal control over financial reporting as of December 31, 2014. The Audit Committee reviewed and discussed the results of management’s assessment and E&Y’s attestation.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The Audit Committee also approved the appointment of E&Y as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015 and recommended that the Board submit this appointment to the Company’s shareholders for ratification at the 2015 Annual Meeting.

THE AUDIT COMMITTEE

Avedick B. Poladian (Chairman)
Gary E. Pruitt
Daniel C. Staton

YOUR BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR”

THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

EXECUTIVE OFFICERS

The following is a biographical summary of the executive officers of the Company that are not also serving as a trustee:

John Reyes, age 54, has served as Senior Vice President and Chief Financial Officer of Public Storage since 1996.

David F. Doll, age 56, has served as Senior Vice President and President, Real Estate Group since February 2005, with responsibility for the real estate activities of Public Storage, including property acquisitions, developments, repackagings and capital improvements.

Lily Y. Hughes, age 51, has served as Senior Vice President, Chief Legal Officer and Corporate Secretary since January 2015. Prior to joining Public Storage, Ms. Hughes was Vice President and Associate General Counsel-Corporate, M&A and Finance at Ingram Micro Inc., which she joined in 1997.

Candace N. Krol, age 53, has served as Senior Vice President and Chief Human Resources Officer of Public Storage since February 2015 and has served as Senior Vice President of Human Resources since September 2005.

Shawn Weidmann, 51, has served as Senior Vice President and Chief Operating Officer since August 2011. Prior to joining Public Storage, Mr. Weidmann was employed at Teleflora LLC, the world’s leading floral wire service, where he served as President since 2006.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

The following section summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. This section should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers in the year ended December 31, 2014 and the report of the Compensation Committee of our Board of Trustees, which can be found on page 36 of this proxy statement.

In accordance with SEC rules and regulations, our named executive officers for the year ended December 31, 2014 include our chief executive officer, our chief financial officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2014. Accordingly, our named executive officers for the year ended December 31, 2014 consist of the following five individuals:

—	Ronald L. Havner, Jr., Chairman of the Board, Chief Executive Officer and President

—	John Reyes, Senior Vice President and Chief Financial Officer

—	David F. Doll, Senior Vice President and President, Real Estate Group

—	Candace N. Krol, Senior Vice President and Chief Human Resources Officer

—	Shawn L. Weidmann, Senior Vice President and Chief Operating Officer

Executive Summary

Focus on Pay for Performance. The guiding principle of our executive compensation philosophy is to pay for performance and incentivize our executive officers to create long-term shareholder value. Performance bonuses and long-term, equity-based compensation vary based on the Company’s achievement of financial and operational goals and on each executive’s contributions to such achievement. This link between incentive payouts and achievement of goals has helped drive our strong and consistent performance year after year.

The Compensation Committee ties a substantial portion of each executive officer’s compensation to the achievement of corporate performance goals that the Board believes increase total shareholder return over the long term. These typically include achievement of targeted growth in the Company’s same store revenues, core funds from operations (Core FFO) per common share and free cash flow per common share.

Emphasis on Future Pay Opportunity Versus Current Pay. The Compensation Committee strives to provide an appropriate mix of different compensation elements, including finding a balance among short- and long-term compensation. Cash payments primarily reward more recent performance, while equity awards, with a five year vesting period encourage our named executive officers to continue to deliver results over a longer period of time and also serve as a retention tool. The Company believes that a substantial portion of our named executive officers’ compensation should be at-risk, contingent on the Company’s operating and stock-price performance over the long-term.

The Compensation Committee’s evaluation of each named executive officer places strong emphasis on his or her contributions to the Company’s overall performance rather than focusing only on his or her individual business or function. The Compensation Committee believes that the named executive officers share the responsibility to support the goals and performance of the Company as a whole. Our financial highlights are noted in the table below and demonstrate how we have continued to grow our business from the prior year.

2014 Company Results. The Company, under the more than decade-long leadership of our Chairman, Chief Executive Officer and President, Mr. Havner, has continued to provide shareholders with consistently strong total returns. Despite continued uncertain economic conditions during 2014, the Company’s management team continued to drive long-term growth results. Additionally, the Company continued to enjoy one of the lowest industry ratios of general and administrative expense to total revenues.

Fiscal year ended December 31, 2014 marked another year of significant growth for us.

Our total shareholder return performance for 2014 continues to support the Compensation Committee’s belief that Core FFO per common share, free cash flow per share and same store revenues are the key drivers of total shareholder return.

—	Total shareholder return for 2014 was 27%.

—	U.S. same store revenues grew by 5.4%.

—	Core FFO per share increased by 8.7%.

—	Free cash flow per share increased by 7.7%.

Over the past five and ten years, free cash flow per share has grown on average over 10% per year.

Key Highlights for 2014 include:

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The U.S. self-storage business generated strong organic growth for the fourth consecutive year. Same store revenue and net operating income (NOI) growth were 5.4% and 6.7%, respectively. In addition, our newer facilities that we acquired or developed over the past several years continued to generate strong revenue growth and occupancy gains.

—	We strengthened our market position by acquiring and developing 50 properties. We also expanded our development pipeline to approximately $410 million at the end of 2014.

—	Our ancillary businesses, which complement our U.S. self-storage business, continued to produce solid results due to increased customer volume and solid execution.

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Shurgard Europe, which we own approximately 49%, continued to improve its operating results, with the first year-over-year increase in occupancy in seven years. Shurgard Europe’s management team executed their first unsecured term financing and, as a result, lowered their cost of capital and enabled them to fund several acquisitions and begin development of three new properties.

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PSB, which we own approximately 42%, improved its market focus and sold $210 million of properties, exiting the Portland and Phoenix markets. The gain from the sales resulted in a special dividend to us of approximately $40 million. Overall, PSB’s operating results were solid and should continue to improve in 2015.

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We further strengthened our fortress balance sheet by issuing $763 million of perpetual preferred securities and retiring $770 million of debt. Our debt to EBITDA ratio, a common leverage metric, is now .04 to 1, the lowest in our industry and in our history.

Impact of Company Performance on 2014 Compensation

The Compensation Committee’s incentive compensation programs for 2014 were designed to focus management on growing our business. After discussing the appropriate incentives with the Board and considering the recommendations of Mr. Havner, in February 2014, the Compensation Committee met and agreed that the threshold for payment of any senior executive officer bonuses would be the achievement of at least a 3% year-over-year increase in the Company’s same store revenues, Core FFO per common share and free cash flow per common share. Similarly, the Compensation Committee set the minimum performance level for awards of RSUs at the achievement of at least 3% growth in same store revenues.

For purposes of these targets, Core FFO is a non-GAAP measure that represents net income before depreciation expense, gains and losses on real estate assets, foreign currency gains and losses, the application of EITF D-42 to the redemption of securities and certain other items. Free cash flow is a non-GAAP measure that represents Core FFO adding back non-cash share-based compensation expense, less capital expenditures to maintain our facilities.

In early 2015, the Compensation Committee considered that senior management exceeded these goals with increases in same store revenues of 5.4%, Core FFO per share of 8.7% and free cash flow per share of 7.7%.

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In recognition of Mr. Havner’s success in achieving the corporate goals and driving shareholder value during 2014, and in accordance with the terms of the compensation program for Mr. Havner approved by the Compensation Committee in 2012, the Compensation Committee approved a cash bonus of $2,000,000, an award of 50,000 RSUs and options to acquire 100,000 shares of Common Stock.

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In recognition of Mr. Reyes’ contributions to the Company’s strong financial condition and results, in February 2015 the Compensation Committee awarded to Mr. Reyes options to acquire 100,000 shares of Common Stock.

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As a result of the Company’s achievement of the performance targets, bonuses for the named executive officers reporting to Mr. Havner were paid at between 80% and 286% of the target amount, based on the Compensation Committee’s consideration of the recommendations of Mr. Havner, which were based on his subjective evaluation of whether individual and business unit performance achieved his expectations.

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Performance-based RSUs were awarded to eligible named executive officers reporting to Mr. Havner as a result of the Company’s achievement of the performance targets that qualified for awards at 200% of the target award level and vest in five equal annual installments beginning one year from the date of the award.

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The Chief Executive Officer and Chief Financial Officer’s base salaries remained frozen at 2008 levels. The Compensation Committee approved increases to 2015 base salaries for the other named executive officers, as further discussed below.

Our Key Governance Practices

Our executive compensation program is designed to align executive performance with the long-term interests of shareholders and is regularly reviewed to ensure that our compensation policies and practices continue to support the needs of our business, create value for shareholders and reflect sound governance practices.

Below is a summary of our key governance practices as they relate to executive compensation:

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Align pay with performance by putting a substantial portion of named executive officer compensation “at risk.”    Approximately 70% of 2014 named executive officer compensation was tied to the achievement of performance goals that are key drivers to the success of our business.

☑	Promote retention and increase long-term shareholder value. Equity award grants to named executive officers vest over a time period of at least 5 years.

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Mitigate undue risk in our executive compensation program.    Financial targets for bonuses typically are based on multiple metrics to avoid inordinate focus on any particular metric. In addition, the Board and management do not establish any earnings targets for cash bonus awards, and management does not give earnings guidance to analysts. Also, bonus payments are capped at a maximum payout level.

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Stock ownership guidelines for executive officers.    Our CEO exceeds the Company’s minimum stock ownership guidelines of 5X annual base salary and all of our other named executive officers who have been with the Company at least five years exceed his/her stock ownership requirement of 3X annual base salary.

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Provide employment agreements with severance benefits.  None of the named executive officers has any type of employment agreement with the Company that provides for future payments upon termination of employment and we do not maintain a formal severance or retirement program for payments on termination of employment.

☒	Maintain supplemental retirement plans. The Company does not provide any nonqualified deferred compensation or supplemental retirement benefits to our executives.

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Reimburse named executive officers for taxes or provide special change in control benefits.  The Company does not provide “gross-ups” or other reimbursements of golden parachute or other taxes nor does it provide change in control benefits to its executive officers that are not available to other employees generally.

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Offer excessive executive perquisites.  Except for perquisites that are available to employees generally such as contributions to the 401(k) Plan, the Company does not offer material perquisites to our named executive officers.

Elements of Compensation

To achieve our compensation objectives, we believe that total executive compensation should be balanced among the following components:

•	annual base salary;
•	short-term performance bonus awards; and
•	long-term, equity-based incentive compensation.

In general, our compensation program for executive officers consists of (1) payment of an annual base salary, (2) short-term incentive opportunities in the form of bonuses that are generally paid in cash and (3) long-term incentive opportunities in the form of equity awards, which typically may include stock options and/or RSU awards, each of which generally vests upon continued service. Mr. Havner’s bonus under his compensation plan is paid in a combination of cash and RSUs, as discussed above, and the Compensation Committee has the discretion to pay other executive officer bonuses in RSUs or a combination of cash and RSUs.

The following charts depict for Mr. Havner, our chief executive officer, and for our four other named executive officers, the split between actual base salary, short-term non-equity incentive compensation (annual bonus), long-term equity incentive compensation and other compensation earned in 2014 as a percentage of total compensation earned in 2014. We believe the allocation, as depicted below, properly aligns with our compensation objectives.

Annual Base Salary. Annual base salary provides a competitive level of fixed compensation to attract and retain the best possible executive talent. We establish base salaries at a level so that a significant portion of the total cash compensation such executives can earn is performance-based (through annual and special incentive compensation). We also set base salaries based on factors that include whether levels are competitive with comparable REITs and/or competitive conditions in the local market, an individual’s performance and responsibilities and the business judgment of the members of the Compensation Committee.

The Compensation Committee considers input from Board members with respect to Mr. Havner’s base salary and the recommendations of Mr. Havner for the other named executive officers. In general, the Compensation Committee reviews base salaries annually for the named executive officers.

Annual Incentives. We historically have paid annual cash bonuses to reward our executive officers, including each of the named executive officers, for the achievement of financial and operational goals and individual performance objectives to enable Public Storage to meet long- and short-term goals. Mr. Havner typically receives a combination of cash and RSUs for his bonus.

The Compensation Committee selects key financial metrics based on their importance to our senior executive team and investors. The Compensation Committee typically sets a target and maximum for bonus payments for each individual executive officer to comply with Section 162(m) of the Code (Section 162(m)). If the performance targets are met, the Compensation Committee must approve a bonus award, but has the discretion to reduce the bonus below the maximum target bonus amount set for purposes of Section 162(m). The actual bonus amounts are subject to the discretion of the Compensation Committee based on the collective business judgment of its members. The Compensation Committee has the discretion to award bonuses even if the performance targets are not met.

We also may reward the accomplishment of significant transactions with special bonuses that may be paid to designated executive officers upon successful completion of the transaction. These bonuses, like the amount of annual bonuses paid, are subject to the discretion of the Compensation Committee.

Consistent with its pay for performance philosophy, in early 2014 the Compensation Committee set the performance goals for payment of 2014 annual incentive compensation for the chief executive officer and his team as the achievement of at least a 3% year-over-year increase in each of 2014 same store revenues, Core FFO per share and free cash flow per share.

The Compensation Committee also agreed that the performance numbers would be adjusted for extraordinary items, primarily foreign exchange gains and losses and the application of EITF D-42 to the redemption of securities. The Compensation Committee did not assign any specific numerical targets or weights to the three performance goals other than achieving gains during 2014 of at least 3% year-over-year for each goal. The Compensation Committee considered that the goals might be challenging in light of the continued economic uncertainty in the United States, but concluded that the goals were achievable.

The Compensation Committee also did not establish targets for the amount of increase required in any of the three performance metrics as a condition to earning a particular level of bonus. For purposes of Section 162(m), all named executive officer bonus amounts were capped at fifteen times base salary, subject to shareholder approval of amendments to the Company’s 2007 Equity and Performance-Based Incentive Compensation Plan at our 2014 annual meeting, which approval was obtained. Upon achievement of the target in each of the three metrics, the Compensation Committee is required to approve a bonus award but has the discretion to reduce the amount paid below the maximum amount set for purposes of Section 162(m).

Equity-Based Compensation.  The Compensation Committee believes that our executive officers should have an incentive to improve the Company’s long-term performance by having an ongoing stake in the success of our business. Our executive officers may receive stock options, RSUs or a mix based on the determination of the Compensation Committee in its discretion. The Compensation Committee does not set awards based on a fixed weighting between stock options and RSUs. In general, the Compensation Committee considers equity awards for executive officers in connection with their annual performance review.

We believe equity awards help retain and motivate executives because they vest over a period of time and thus the recipient may only realize the full potential value of the award to the extent he or she remains employed by Public Storage over that period.

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Stock Options.  Stock options have value solely to the extent that the price of our Common Shares is greater than the exercise price of the option at the time of exercise. Options help us retain executive officers in that options vest over a multi-year period and achieve their maximum value only if the executive remains in the Company’s employ for a period of years.

Stock options are granted with an exercise price of not less than 100% of the fair market value of our Common Stock on the date of grant, which ensures the executive officer may not profit from the option unless the price of our Common Stock increases.

The Compensation Committee determines stock option award levels to the named executive officers in its discretion, considering input from other Board members with respect to stock option awards to Mr. Havner, recommendations of Mr. Havner with respect to awards to the other named executive officers, and the executive’s responsibilities and performance and equity awards at other companies, including REITs, of a comparable size and market capitalization.

—	Restricted Share Units. RSUs increase in value as the value of our Common Stock increases, and vest over time, provided that the executive officer remains employed at Public Storage.

Awards of RSUs serve the Compensation Committee’s objectives of retaining Public Storage executive officers and other employees and motivating them to advance the interests of Public Storage and its shareholders. They also may offer value during difficult market conditions because, unlike stock options, RSUs retain some value even when the market price of our Common Stock declines below the price on the date of grant. This may enhance their retention value at a time when we may most need executive talent.

In recent years, the Compensation Committee has approved a program to provide awards of RSUs to senior executives (other than our chief executive officer) based on the achievement of targeted performance levels.

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Equity Grant Practices.  Equity grants to all of our executive officers, including the named executive officers, must be approved by the Board or the Compensation Committee, which consists entirely of independent trustees.

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Grants occur only at meetings or upon written actions of the Board or the Compensation Committee (including telephonic meetings), and such grants are made effective as of the date of the meeting, written action or a future date if appropriate (such as in the case of a new hire).

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Equity awards are not timed in coordination with the release of material non-public information. Awards are also subject to the terms of the 2007 Equity and Performance-Based Compensation Plan, as amended (the 2007 Plan).

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Historically, equity awards to executive officers other than the chief executive officer have vested over an extended period, typically five years, which the Compensation Committee believes furthers the goals of retention and motivation over the long-term.

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Pursuant to the compensation arrangement approved for Mr. Havner, he is eligible to be awarded between 25,000 and 50,000 RSUs as part of his annual incentive compensation, provided the performance targets are achieved.

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With respect to awards of performance-based RSUs to the named executive officers other than Mr. Havner, the Compensation Committee determines award levels based on recommendations from Mr. Havner, taking into consideration each individual’s responsibilities and performance, as discussed in more detail below.

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Equity awards, including grants of stock options, to employees who are not executive officers, are made by the Equity Awards Committee of the Board (the Equity Awards Committee), which consists of at least one trustee appointed by the Board, currently Mr. Havner.

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Grants of stock options to new hires who are not executive officers are generally made by the Equity Awards Committee on a quarterly basis during the last month of the calendar quarter following an individual’s date of hire.

¡	Equity grants to other employees may also be made at other times during the year, but are not timed in coordination with the release of material non-public information.

Factors Considered by the Compensation Committee in Making Decisions for 2014

2014 Advisory Vote on Executive Compensation.  We believe our executive compensation program is appropriately structured to achieve our objective of driving growth in long-term shareholder value. At our 2014 Annual Meeting, more than 98% of the votes cast by shareholders voted to approve our executive compensation practices as described in the proxy statement. The Compensation Committee considered the results of this vote and concluded that its pay for performance philosophy is supported by shareholders, and made no changes during 2014 to our executive compensation programs in response to the shareholder vote.

Compensation Surveys. Each component of compensation we pay to our named executive officers—salary, cash bonuses and equity compensation—is based generally on the Compensation Committee’s (and, for Mr. Havner, the independent trustees’, and for each named executive officer other than himself, Mr. Havner’s) subjective assessment of each individual’s role and responsibilities and consideration of market compensation rates. Consideration of market rates is an additional factor reviewed by the Compensation Committee in determining compensation levels; however we do not “benchmark” or specifically target certain levels of compensation.

For our executive officers, historically, the Compensation Committee determined market compensation rates by reviewing public disclosures of compensation paid to senior executive officers by other companies (especially REITs) of comparable size and market capitalization. The peer group most recently considered by the Committee was selected in 2012 following a review of information provided by Frederic W. Cook & Co., Inc. (FW Cook), which was comprised of 18 REITs, as disclosed in our 2013 proxy statement. The Compensation Committee recently retained FW Cook to complete a market compensation survey to be completed by Q2 2015 for certain named executive officer roles, which may affect these executive officers’ 2015 compensation. See “2015 Compensation Outlook” below.

Role of Management.  In general, Mr. Havner attends all meetings of the Compensation Committee at which (1) compensation of the other named executive officers is discussed or (2) Company-wide compensation matters, such as consideration of a new equity plan, are discussed.

Mr. Havner does not vote on items before the Compensation Committee and was not present during the Committee’s discussion and determination of his compensation. The Compensation Committee and the Board solicit Mr. Havner’s view on the performance of the executive officers reporting to him, including each of the other named executive officers, and consider his recommendations with respect to the compensation paid to each such officer. The Compensation Committee also considers input from Mr. Havner with respect to his compensation.

In general, the Compensation Committee sets the base salaries, bonus and equity compensation for the other named executive officers after consideration of the recommendations prepared by Mr. Havner with respect to the appropriate amounts to reward and incentivize each named executive officer. In addition, the Compensation Committee solicits the views of the Board, particularly with respect to the compensation of Mr. Havner.

Framework for CEO Compensation.  During 2012, the Compensation Committee considered a new compensation package for Mr. Havner in his role as the Chairman, President and Chief Executive Officer, following the expiration of a three-year compensation program approved in 2008.

In July 2012, the Compensation Committee approved Mr. Havner’s compensation program:

—	Mr. Havner’s annual base salary continues to be set at $1 million,

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Mr. Havner’s annual incentive award, assuming achievement of performance criteria set by the Compensation Committee, ranges from a minimum of $1 million paid in cash plus 25,000 RSUs to a maximum of $2 million paid in cash plus 50,000 RSUs; and

—	Mr. Havner is entitled to receive an annual option grant for 100,000 shares of Common Stock.

The Compensation Committee retained FW Cook to provide comparative information on peer group compensation practices for the chairman, chief executive officer and other executive officers and directional suggestions for Mr. Havner’s compensation program. The Compensation Committee directly engaged FW Cook and was responsible for oversight of FW Cook in 2012. FW Cook provided services only to the Compensation Committee and did not provide any other services to the Company in 2012. FW Cook did not provide any services to the Compensation Committee or the Company for any 2014 compensation decisions, but has been retained to prepare a compensation study to be completed by Q2 2015 for certain named executive officer positions.

Compensation Decisions for 2014

Base Salaries. Consistent with its philosophy to weigh executive officer compensation more heavily towards performance-based, at-risk compensation, the Compensation Committee did not increase base salaries for any named executive officers for 2014. This reflects the Committee’s view that a substantial portion of management compensation should be incentive compensation that is paid only if performance targets are met.

Annual Cash Incentives. In early 2015, the Compensation Committee reviewed the Company’s financial results for 2014 and confirmed that management had substantially exceeded the performance targets. Based on these achievements, the Compensation Committee awarded bonuses to all named executive officers. Because these awards are based on pre-established performance goals, they are presented in the Summary Compensation Table on page 37 as Non-Equity Incentive Plan Compensation.

In determining the actual amount of Mr. Havner’s bonus, the Compensation Committee also considered Mr. Havner’s leadership in achieving the Company’s strong results. At the conclusion of its review and discussion, the Compensation Committee awarded Mr. Havner a cash bonus for 2014 annual performance of $2,000,000 together with an award of 50,000 RSUs, consistent with bonus targets and the compensation program approved by the Compensation Committee.

The Compensation Committee also considered the recommendations of Mr. Havner with respect to the appropriate bonuses to be paid to the other named executive officers for their accomplishments in exceeding the 2014 performance targets. In determining his recommendations, Mr. Havner compiled information as to each executive officer’s responsibilities and achievements and his subjective assessment of the individual performance of each named executive officer.

Mr. Havner’s recommendations were at or above the target bonus amounts, depending on his assessment of each individual’s performance. Based on its review of the Company’s performance against the previously established goals and after consideration of the information and recommendations provided by Mr. Havner, the Compensation Committee approved cash bonuses for 2014 performance as follows: Mr. Reyes, $1,800,000 (180% of target); Mr. Weidmann, $400,000 (80% of target); Mr. Doll, $1,000,000 (286% of target); and Ms. Krol, $275,000 (100% of target). Each of the foregoing bonuses was below the maximum previously set by the Compensation Committee for Section 162(m) purposes.

Equity Awards. For 2014, the RSU awards were based on achieving a targeted level of growth in year-over-year same store revenues. The Compensation Committee also determined that any RSUs awarded under the program would vest in five equal annual installments beginning one year from the date of the award. The awards were to be issued following the achievement of at least the minimum performance goal and the Committee retained the discretion to reduce the awards based on an executive officer’s performance during the year, irrespective of the Company’s meeting the same store revenue growth target. The potential award levels established early in 2014 ranged from 50% to 200% of a target level award based on the level of 2014 same store revenue growth achieved, as follows:

2014 Same Store Revenue Growth	Grant Award Levels
5.0% and above	200% of Target Award
4.5% and below 5.0%	150% of Target Award
4.0% and below 4.5%	100% of Target Award
3.0% and below 4.0%	50% of Target Award
Below 3.0%	No Award

Actual 2014 same store revenue growth was 5.4%. As a result, each named executive officer reporting to Mr. Havner was awarded RSUs at the 200% level and each named executive officer received the following number of RSUs: Mr. Reyes, 40,000; Mr. Doll, 12,000: Ms. Krol, 6,000; and Mr. Weidmann, 6,000.

In February 2014, the Compensation Committee awarded each of Mr. Havner, pursuant to the terms of his employment contract, and Mr. Reyes options to acquire 100,000 shares of Common Stock. In December 2014, the Compensation Committee awarded each of the other named executive officers a stock option grant in the following amount: Mr. Doll, 100,000 common shares; Mr. Weidmann 75,000 common shares; and Ms. Krol, 75,000 common shares. All stock option awards vest in equal annual installments over five years beginning one year from the date of grant, and expire ten years from the date of grant. Stock options have value solely to the extent that the price of our Common Stock is greater than the exercise price of the option at the time of exercise. All stock options were granted with an exercise price at the fair market value of our Common Stock on the date of grant. The Compensation Committee granted these stock options in order to help the Company retain executive officers.

2015 Compensation Outlook

We expect the operating environment in 2015 to remain similar to 2014 and believe we are well-positioned in financial, operational and strategic terms in the self-storage industry. Given these expectations, the Compensation Committee made the following decisions with respect to 2015 compensation for named executive officers:

—	Base salaries for Messrs. Havner and Reyes are again frozen at 2008 levels to weight total compensation more heavily towards incentive compensation.

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Base salaries for Mr. Doll and Ms. Krol have been increased for the first time since 2008 from $350,000 to $525,000 for Mr. Doll and from $275,000 to $350,000 for Ms. Krol. Mr. Weidmann’s base salary has been increased for the first time since he joined the Company in 2011 from $500,000 to $525,000. In addition, the Compensation Committee has retained FW Cook to perform a compensation study to be completed by Q2 2015, at which time the Compensation Committee may make additional adjustments to the named executive officers’ compensation.

—	Bonus target amounts for all named executive officers reporting to Mr. Havner, other than Mr. Reyes, are set at 100% of base salary. Mr. Reyes’ bonus target is set at $1 million.

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Mr. Havner’s bonus target amounts range from a minimum of $1 million cash plus an award of 25,000 RSUs to a maximum of $3 million cash plus an award of 50,000 RSUs, subject to the limits of Section 162(m) and the Company’s equity plan.

—	For purposes of Section 162(m), all named executive officer bonus amounts are capped at fifteen times annual base salary.

—	The threshold for payment of bonuses is again tied to achieving targeted levels of growth in same store revenues, Core FFO per share and free cash flow per share.

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The Compensation Committee renewed the performance-based RSU plan designed to focus senior management other than Mr. Havner on growing same store revenues. In February 2015, the Compensation Committee approved a similar RSU plan for 2015 based on year-over-year growth in same store revenues and approved targets for RSU awards as follows: Mr. Reyes, 20,000; Mr. Doll, 6,000; Ms. Krol, 3,000; and Mr. Weidmann, 3,000.

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The Board has approved stock ownership guidelines for executives under which (i) the chief executive officer’s salary multiple threshold is five times his/her then current base annual salary and (ii) all other executive officers’ salary multiple threshold is three times his/her then current base annual salary. All our named executive officers with the exception of our Chief Operating Officer who joined the Company in 2011 exceed these stock ownership thresholds.

Tax and Accounting Considerations—Section 162(m)

Section 162(m) imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation. Awards of stock options and our annual cash incentive awards are designed in general to qualify for deduction as performance-based compensation. However, while the Compensation Committee considers the tax deductibility of compensation, the Compensation Committee has approved and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

In such instances, the Compensation Committee has also considered that as a result of the Company’s REIT status under federal tax law, the potential impact of a nondeductible expense would not result in an increase in taxable income but would possibly require a future increased distribution to shareholders to maintain the Company’s REIT status. While the Compensation Committee also considers the accounting impact of various forms of incentive compensation to understand the impact on the financial statements of various compensation elements, the accounting treatment is generally not the basis for the decision to award a particular form of compensation if the Compensation Committee deems the award the most appropriate incentive to achieve the Company’s compensation goals.

The Company’s shareholders approved an amendment to the 2007 Plan at the May 2014 Annual Meeting of Shareholders pursuant to which the Annual Plan Limit was increased to $15,000,000.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Trustees of Public Storage has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Public Storage for the fiscal year ended December 31, 2014. This report is provided by the following independent trustees, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

Daniel C. Staton (Chairman)
Uri P. Harkham
Ronald P. Spogli

Compensation of Executive Officers

The following table sets forth information concerning the compensation earned by each of our named executive officers for the years ended December 31, 2014, 2013 and 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Ronald L. Havner, Jr. Chairman of the Board, President and Chief Executive Officer	2014	$1,000,000	$ 4,167,800	$1,831,000	$2,000,000	$ 10,400	$ 9,009,200
	2013	$1,000,000	$ 3,814,000	$2,375,000	$2,000,000	$ 10,200	$ 9,199,200
	2012	$1,000,000	$12,109,125	–	$2,000,000	$ 10,000	$15,119,125

John Reyes	2014	$600,000	$ 5,001,300	$1,831,000	$1,800,000	$ 10,400	$ 9,242,700
Senior Vice President and Chief Financial Officer	2013	$600,000	$ 4,576,800	$2,375,000	$1,800,000	$ 10,200	$ 9,362,000
	2012	$600,000	$ 2,075,850	–	$1,500,000	$ 10,000	$ 4,185,850

David F. Doll	2014	$350,000	$ 1,500,400	$1,690,000	$1,000,000	$ 10,400	$ 4,550,800
Senior Vice President, and President, Real Estate Group	2013	$350,000	$ 1,373,040	–	$ 700,000	$ 10,200	$ 2,433,240
	2012	$350,000	$ 830,340	–	$ 525,000	$ 10,000	$ 1,715,340

Candace N. Krol	2014	$275,000	$ 750,200	$1,267,500	$ 275,000	$ 10,400	$ 2,578,100
Senior Vice President and Chief Human Resources Officer	2013	$275,000	$ 686,520	–	$ 275,000	$ 10,200	$ 1,246,720
	2012	$275,000	$ 1,037,925	–	$ 275,000	$ 10,000	$ 1,597,925

Shawn L. Weidmann	2014	$500,000	$ 750,200	$1,267,500	$ 400,000	–	$ 2,917,700
Senior Vice President and Chief Operating Officer	2013	$500,000	$ 686,520	–	$ 500,000	–	$ 1,686,520
	2012	$500,000	$ 830,340	–	$ 400,000	–	$ 1,730,340

(1)

The amounts shown in this column reflect the grant date fair value of stock awards. The values reflected in this column relate to awards subject to performance conditions, with the exception of Mr. Havner’s 2012 grants. For Messrs. Reyes, Doll and Weidman and Ms. Krol, the amounts shown in 2014 relate to RSU awards that were subject to satisfaction of performance conditions assuming achievement of such conditions at the “150% of Target Award” level. In February 2015, the Compensation Committee determined that 2014 performance achieved the maximum “200% of Target Award” level. The grant date fair values assuming achievement at maximum performance of these awards were as follows: Mr. Reyes, $6,668,400; Mr. Doll, $2,000,500; Ms. Krol, $1,000,300; and Mr. Weidmann, $1,000,300. For Mr. Havner, the amount shown in 2014 relates to an RSU award pursuant to his annual incentive plan (which is paid part in cash and part in RSUs) that was subject to performance criteria assuming achievement at the minimum level. In February 2015, the Compensation Committee determined that the 2014 performance criteria were satisfied at the maximum level and the grant date fair value for maximum achievement of the award by Mr. Havner was $8,335,600. All holders of RSUs receive any dividends paid on the Common Stock.

(2)

Mr. Havner’s reported stock awards for 2012 include (1) a stock award granted in 2012 for 2011 performance with a grant date fair value of $6,919,500 and (2) a stock award granted in 2012 for 2012 performance with a grant date fair value of $5,189,625. Under the SEC rules, the awards for 2011 and 2012 are both reported as compensation for 2012.

(3)

The amounts shown in this column reflect the grant date fair value of stock option awards. For further discussion concerning the assumptions used in this valuation, refer to Note 10 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2014 and 2013, respectively.

(4)

The amounts shown in this column reflect annual cash incentive awards for named executive officers that are based on pre-established performance targets set early in the year and, therefore, under SEC rules are classified as non-equity incentive plan compensation. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of the 2014 performance targets.

(5)

The amounts shown in this column for all named executive officers other than Mr. Weidmann reflect contributions to each officer’s 401(k) Plan account (3% of the annual cash compensation, now up to a maximum of $10,400).

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information relating to stock options and RSUs granted pursuant to our equity incentive plans and annual executive opportunity awarded as part of our annual performance bonus during the year ended December 31, 2014 to each of our named executive officers.

Name		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald L. Havner, Jr.
Annual Incentive(2) Annual Incentive(2) Options(3)	2-20-14 2-20-14 2-20-14	1,000,000 — —	2,000,000 — —	— 25,000 —	— 25,000 —	— 50,000 —	— — 100,000	166.71	— 4,167,800 1,831,000

John Reyes
Annual Incentive Options(3) RSUs	2-20-14 2-20-14 2-20-14	1,000,000 — —	9,000,000 — —	— — 10,000	— — 20,000	— — 40,000	— 100,000 —	— 166.71 —	— 1,831,000 5,001,300

David F. Doll
Options(4) Annual Incentive RSUs	12-31-14 2-17-14 2-17-14	— 350,000 —	— 5,250,000 —	— — 3,000	— — 6,000	— — 12,000	100,000 — —	184.85 — —	1,690,000 — 1,500,400

Candace N. Krol
Options(4) Annual Incentive RSUs	12-31-14 2-17-14 2-17-14	— 275,000 —	— 4,125,000 —	— — 1,500	— — 3,000	— — 6,000	75,000 — —	184.85 — —	1,267,500 — 750,200

Shawn L. Weidmann
Options(4) Annual Incentive RSUs	12-31-14 2-17-14 2-17-14	— 500,000 —	— 7,500,000 —	— — 1,500	— — 3,000	— — 6,000	75,000 — —	184.85 — —	1,267,500 — 750,200

(1)

The amounts shown in this column represent the range of possible annual cash incentive payouts pursuant to the Public Storage Performance-Based Compensation Plan based upon achievement of pre-established performance targets. See the Summary Compensation Table for information regarding the 2014 annual cash incentive payouts.

(2)	As noted above, Mr. Havner’s annual incentive is paid part in cash and part in RSUs that vest in five equal annual installments beginning on the first anniversary after the grant date.

(3)

Amounts shown in this column reflect the fair value of stock and option awards computed as of the grant date. The fair value of stock awards is calculated by multiplying the fair market value of our Common Stock on the grant date by the probable number of shares awarded, which for Messrs. Reyes, Doll and Weidmann and Ms. Krol was assumed to be at the “150% of Target Award” level and for Mr. Havner was assumed to be 25,000 RSUs. Stock awards receive dividends as and when and at the same rate paid to all common shareholders of Public Storage. Stock options granted to Messrs. Havner and Reyes vest in five equal annual installments beginning on the first anniversary after the grant date. See footnote 3 to the Summary Compensation Table on page 37 for information on the fair value of the performance-based RSU awards if the maximum value had been assumed.

(4)

Amounts shown in this column reflect the fair value of option awards computed as of the grant date. Stock options vest in five equal annual installments beginning on the first anniversary after the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table provides information about options exercised by and restricted share unit awards vested for the named executive officers during the year ended December 31, 2014.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Ronald L. Havner, Jr.	83,000	$8,159,656	24,167	$4,028,714
John Reyes	75,000	$8,803,779	10,625	$1,786,088
David F. Doll	157,500	$14,918,652	5,600	$948,388
Candace N. Krol	57,482	$5,811,581	6,063	$1,026,342
Shawn L. Weidmann	—	$—	1,825	$309,540

(1)

Value realized represents the difference between the market price of the Company stock at the time of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings.

(2)	Value realized was calculated by multiplying the number of shares vesting by the closing price of our Common Stock on the NYSE on the vesting date as follows:

	RSU Vesting	Fair Market
Name	Date	Value of PSA
Ronald L. Havner, Jr.	02-20-14	$166.71
	02-23-14	$166.70

John Reyes	02-20-14	$166.71
	02-27-14	$166.54
	02-28-14	$169.00
	03-03-14	$168.69
	03-15-14	$168.10

David F. Doll	02-20-14	$166.71
	02-27-14	$166.54
	02-28-14	$169.00
	03-15-14	$168.10
	03-16-14	$168.10
	11-02-14	$186.57

Candace N. Krol	02-20-14	$166.71
	02-27-14	$166.54
	02-28-14	$169.00
	03-15-14	$168.10
	11-02-14	$186.57

Shawn L. Weidmann	02-20-14	$166.71
	08-29-14	$175.18

OUTSTANDING EQUITY AWARDS IN 2014

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2014.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($)(4)

Ronald L. Havner, Jr.	02-20-14	—		100,000	(1)	166.71	02-20-24	47,987	(1)	8,870,397
	02-21-13	20,000	(1)	80,000	(1)	152.01	02-21-23	—		—
	02-20-13	—		—		—	—	30,000	(1)	5,545,500
	02-23-12	—		—		—	—	16,667	(2)	3,080,895
	03-02-09	100,000	(2)	—		50.30	03-02-19	—		—
	12-08-07	83,000	(2)	—		81.81	12-08-17	—		—
	12-08-06	83,000	(2)	—		95.18	12-08-16	—		—
	TOTAL	286,000		180,000				94,654		17,496,792

John Reyes	02-20-14	—		100,000	(1)	166.71	02-20-24	40,000	(1)	7,394,000
	02-21-13	20,000	(1)	80,000	(1)	152.01	02-21-23	—		—
	02-20-13	—		—		—	—	12,000	(1)	2,218,200
	02-28-12	—		—		—	—	8,000	(5)	1,478,800
	03-02-09	25,000	(1)	—		50.30	03-02-19	—		—
	02-27-08	250,000	(1)	—		80.48	02-27-18	750	(3)	138,638
	03-15-07	122,500	(3)	17,500	(3)	97.47	03-15-17	1,250	(3)	231,063
	03-03-06	50,000	(1)	—		78.36	03-03-16	—		—
	TOTAL	467,500		197,500				62,000		11,460,701

David F. Doll	12-31-14	—		100,000	(1)	184.85	12-31-24	—		—
	02-20-14	—		—		—	—	12,000	(1)	2,218,200
	02-20-13	—		—		—	—	4,800	(1)	887,280
	02-28-12	—		—		—	—	4,800	(5)	887,280
	03-02-09	17,500	(1)	—		50.30	03-02-19	—		—
	02-27-08	—		—		—	—	500	(3)	92,425
	03-15-07	2,500	(3)	2,500	(3)	97.47	03-15-17	625	(3)	115,531
	TOTAL	20,000		102,500				22,725		4,200,716

Candace N. Krol	12-31-14	—		75,000	(1)	184.85	12-31-24	—		—
	02-20-14	—		—		—	—	6,000	(1)	1,109,100
	02-20-13	—		—		—	—	6,000	(1)	1,109,100
	02-28-12	—		—		—	—	6,000	(5)	1,109,100
	02-27-08	—		—		—	—	500	(3)	92,425
	03-15-07	—		5,000	(3)	97.47	03-15-17	938	(3)	173,389
	TOTAL	—		80,000				19,438		3,593,114

Shawn L. Weidmann	12-31-14	—		75,000	(1)	184.85	12-31-24	—		—
	02-20-14	—		—		—	—	6,000	(1)	1,109,100
	02-20-13	—		—		—	—	4,800	(1)	887,280
	08-29-11	44,100	(1)	40,000	(1)	122.45	08-29-21	3,125	(3)	577,656
	TOTAL	44,100		115,000				13,925		2,574,036

(1)	These options or RSUs vest in five equal annual installments, beginning one year from the award date.

(2)	These options or RSUs vest in three equal annual installments, beginning one year from the award date.

(3)	These options or RSUs vest in eight equal installments, beginning one year from the award date.

(4)	The value shown in this column assumes a price of $184.85 per share, the closing price for our Common Stock on the NYSE on December 31, 2014.

(5)	These RSUs vested 20% on the award date and the remainder vest in four equal annual installments, beginning one year from the award date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Upon Termination

We do not have employment agreements with any named executive officer that provide for future payments upon termination of employment with the Company.

We do not have a formal severance or retirement program for payments on termination of employment, whether through voluntary or involuntary termination, other than as specifically set forth in our Performance-Based Compensation Plan, 2001 Plan, 2007 Plan, 401(k) Plan or as required by law, including the following:

•	any vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

•	all unvested stock options, restricted shares and/or restricted share units are forfeited;

•	amounts contributed under our 401(k) Plan; and

•	accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability

In the event of the death or permanent and total disability of a named executive officer, in addition to the potential payments described above:

•

all outstanding unvested stock options and unvested RSUs accelerate and vest upon the officer’s death may be exercised during the one-year period following the date of death (but before the termination date of the option);

•

all outstanding unvested stock options and unvested RSUs continue to vest and are exercisable during the one-year period following the date of an officer’s permanent and total disability (but before the termination date of the option); and

•	the officer or his/her estate will receive payments under Public Storage’s life insurance program or disability plan, as applicable.

Payments Upon a Change of Control

Our applicable equity plans provide that upon the occurrence of a “change of control” of Public Storage, all outstanding RSUs and restricted share grants vest immediately and all outstanding stock options vest 15 days before the effective date of a “change of control” and are exercisable during such 15-day period.

A “change of control” is defined in the plans to include generally the following:

•	the dissolution or liquidation of Public Storage or merger in which Public Storage does not survive;

•	the sale of substantially all Public Storage assets; or

•	any transaction that results in any person or entity, other than the Hughes Family, owning 50% or more of the combined voting power of all classes of our shares.

These accelerated payments do not apply if provision is made for continuation of the equity plan or substitution of new options, restricted shares and restricted share units or a majority of our Board determines that the “change of control” will not trigger application of these acceleration provisions.

The following table shows the estimated value of the acceleration of vesting of unvested equity awards pursuant to the termination events described above assuming the event occurred as of December 31, 2014 and using the value of our Common Stock on December 31, 2014 of $184.85 per share.

Name	Value of vesting of all outstanding unvested options (1)	Value of vesting of all outstanding restricted share units (2)	Total
Ronald L. Havner, Jr.	$4,441,200	$17,496,792	$21,937,992
John Reyes	$5,970,350	$11,460,700	$17,431,050
David F. Doll	$218,450	$4,200,716	$4,419,166
Candace N. Krol	$436,900	$3,593,114	$4,030,014
Shawn L. Weidmann	$2,496,000	$2,574,036	$5,070,036

(1)	Represents the difference between the exercise price of unvested options held by the executive and the closing price of our Common Stock on the NYSE on December 31, 2014.

(2)

Represents the number of unvested restricted share units multiplied by the closing price of our Common Stock on the NYSE on December 31, 2014. Includes unvested portion of performance-based RSU awards.

PROPOSAL 3 -

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are again providing shareholders an advisory vote on the compensation of our named executive officers, also known as a “say-on-pay” proposal. The Board has determined to hold these votes annually. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the CD&A, the tabular disclosure regarding such compensation and the Company’s accompanying narrative disclosure.

At our 2014 Annual Meeting, more than 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Our Compensation Committee considered the results of this vote and believes they affirm shareholder support of the Company’s compensation of its executive officers. Accordingly, our 2014 executive compensation was generally unchanged from the 2013 program.

Annual incentive bonus payments were tied to achieving at least 3% increases in year-over-year U.S. same store revenues, Core FFO and free cash flow. The Compensation Committee selected these metrics as key drivers of Company growth in February 2014. Similarly, the Compensation Committee set the target for awards of RSUs at the achievement of at least 3.5% growth in U.S. same store revenues. As discussed in the CD&A beginning on page 25 of this proxy statement, management far exceeded the incentive targets for payment of cash bonuses and the award of RSUs.

We believe our compensation program for executive officers helped drive our strong performance in 2014 and that the Company’s shareholders were rewarded with a 26.8% total shareholder return during 2014, which was comparable to the NAREIT Equity Index return of 28.0% and well ahead of the S&P 500 return of 13.7%. In addition, our total shareholder returns beat the NAREIT Equity Index and the S&P 500 indices for the five-year, 10-year and 20-year periods ending December 31, 2014, averaging 18.1% total annual return since 1994.

The Board therefore recommends that shareholders approve the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation rules, including in the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.

The vote on our executive compensation programs is advisory and nonbinding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by the Company’s shareholders and will continue to consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

YOUR BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR”

APPROVAL OF OUR EXECUTIVE COMPENSATION

AS DESCRIBED IN THIS PROXY STATEMENT.

ADDITIONAL INFORMATION

Consideration of candidates for trustee

Shareholder Recommendations. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board. Under this policy, shareholder recommendations may only be submitted by shareholders who would be entitled to submit shareholder proposals under the SEC rules. In evaluating recommendations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set described above. Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the candidate’s name and qualifications for Board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Corporate Secretary.

Deadline to Propose or Nominate Individuals to Serve as Trustees. A shareholder may send a proposed trustee candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the Nominating/Corporate Governance Committee meeting prior to the annual meeting. To nominate an individual for election at the 2016 annual shareholder meeting, the shareholder must give timely notice to the Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on November 11, 2015 and the close of business on December 11, 2015, unless the date of the 2016 proxy statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for such meeting or the tenth day following the date we announce publicly the date for our 2016 proxy statement.

Deadlines for receipt of shareholder proposals for consideration at the 2016 annual meeting

Any proposal that a holder of our shares wishes to submit for inclusion in our proxy statement for the 2016 annual meeting of shareholders (the 2016 Proxy Statement) pursuant to SEC Rule 14a-8, including any notice by a shareholder of his, her or its intention to cumulate votes in the election of trustees at the 2016 annual meeting of shareholders, must be received by Public Storage no later than November 11, 2015. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2016 annual meeting of shareholders, but does not seek to include in the 2016 Proxy Statement pursuant to Rule 14a-8, must be delivered to Public Storage no earlier than November 11, 2015 and no later than December 11, 2015 if the proposing holder of our shares wishes for Public Storage to describe the nature of the proposal in its 2016 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. As with shareholder nominations of trustee candidates discussed above, if the date of the 2016 Proxy Statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, the shareholder proposal must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for the meeting or the tenth day following the date we announce publicly the date for the 2016 Proxy Statement. Any shareholder proposals or notices submitted to Public Storage in connection with the 2016 annual meeting of shareholders should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Corporate Secretary.

ANNUAL REPORT ON FORM 10-K

All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2014 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2014. Shareholders may request a free copy of our 2014 Annual Report on Form 10-K, including financial statements and schedules, by sending a written request to: Public Storage, 701 Western Avenue, Glendale, California 91201, Attn: Investor Services. Alternatively, shareholders can access the 2014 Annual Report on Form 10-K and other financial information on Public Storage’s “Investor Relations” section of its website at: www.publicstorage.com. Public Storage will also furnish any exhibit to the 2014 Annual Report on Form 10-K upon written request and payment of a copying charge of 20 cents per page.

You are urged to vote the accompanying proxy/instruction card and sign, date and return it in the enclosed pre-addressed postage-prepaid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

By Order of the Board of Trustees

Lily Yan Hughes
Senior Vice President, Chief Legal Officer and Corporate Secretary

Glendale, California

March 20, 2015

PS Public Storage®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Daylight Time, on April 29, 2015.

Vote by Internet

Go to www.envisionreports.com/psa

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy/Instruction Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Trustees recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3.

1. Election of Trustees:

01 - Ronald L. Havner, Jr.

04 - B. Wayne Hughes, Jr.

07 - Ronald P. Spogli

For Against Abstain

02 - Tamara Hughes

Gustavson

05 - Avedick B. Poladian

08 - Daniel C. Staton

For Against Abstain

03 - Uri P. Harkham

06 - Gary E. Pruitt

For Against Abstain

For Against Abstain

2. Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

3. Advisory vote to approve executive compensation.

For Against Abstain

4. Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

020JMB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PROXY/INSTRUCTION CARD (COMMON SHARES) — PUBLIC STORAGE

701 Western Avenue

Glendale, California 91201-2349

This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees

The undersigned, a record holder of Common Shares of beneficial interest (“Common Shares”) of Public Storage and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Lily Y. Hughes or each of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the Common Shares held of record by the undersigned on March 6, 2015, at the Annual Meeting of Shareholders to be held on April 30, 2015 (the “Annual Meeting”), and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the Common Shares credited to the undersigned’s account in the 401(k) Plan on March 6, 2015, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL THE COMMON SHARES TO WHICH THIS PROXY/INSTRUCTION CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE COMMON SHARES CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON SHARES IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.

401(k) Plan Participants — The undersigned, if a participant in the 401(k) Plan, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of March 6, 2015. I understand that I am to mail this confidential voting instruction card to Computershare, N.A. acting as tabulation agent, or vote by PHONE OR INTERNET, as described on the reverse side of this card, and that my instructions must be received by Computershare, N. A. no later than 7:00 a.m., Pacific Daylight Time, on April 28, 2015. If my instructions are not received by that time and date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 20, 2015.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/INSTRUCTION CARD IN THE ENCLOSED ENVELOPE TO

PROXY SERVICES C/O COMPUTERSHARE INVESTOR SERVICES, P.O. BOX 43126, PROVIDENCE, RI 02940-5138.